Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form F-3 Nos. 333-275305, 333-266047, 333-255408, 333-293167, and 333-293533) of SciSparc Ltd., and

(2)	Registration Statements (Form S-8 Nos. 333-225773, 333-278437, 333-286791, and 333-292952) pertaining to the Therapix Biosciences Ltd. Israeli Share Option Plan (2015) and SciSparc Ltd. 2023 Share Incentive Plan;

of our report dated April 24, 2025, with respect to the consolidated financial statements of SciSparc Ltd. included in this Annual Report (Form 20-F) of SciSparc Ltd. for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
April 29, 2026	A member firm of EY Global